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                                                                     Exhibit 1.3

 Amendment to Amended and Restated Articles of Association of NetEase.com, Inc.


                                NetEase.com, Inc.

                             Director's Certificate

I, Lee Ting Bun Denny, a Director of NetEase.com, Inc., a Cayman Islands corporation (the "Company"), hereby certify that:

         At the Annual General Meeting of the shareholders of the Company duly convened and held at the Company's principal executive offices located at Suite 1901, Tower E3, The Towers, Oriental Plaza, Dong Cheng District, Beijing, People's Republic of China, commencing at 10:00 a.m., Beijing time, on June 5, 2003.

         IT WAS RESOLVED AS A SPECIAL RESOLUTION THAT:

         "The articles numbered 114 to 117 (inclusive) in the Company's Article of Association be and are hereby deleted in their entirety."

         Dated: June 6, 2003



                                                 /s/ Denny Lee
                                                 -------------------------------
                                                 Lee Ting Bun Denny